                                                              Exhibit 6(e)


                            MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is made as of this ____day of __________ , 199__ , between Greenbriar Corporation, a Nevada corporation, ("Manager"), and Residential Healthcare Properties, Inc., a Nevada corporation ("Owner").

    WHEREAS, Owner owns an assisted living facility consisting of ___ beds and related amenities, located in ___________, and known as_____________ (hereinafter referred to as the "Facility");

    WHEREAS, Manager is capable of managing the Facility to provide personal and residential care services to the elderly.

    NOW, THEREFORE, the parties hereto agree as follows:

                                      ARTICLE I

                                APPOINTMENT OF MANAGER

    1.1 Appointment of Manager. Owner hereby appoints Manager and Manager hereby accepts appointment, subject to the terms and conditions of this Agreement, as the sole and exclusive Manager for the daily operation and management of the Facility.

    1.2 Management Services. Manager shall provide those Management Services set forth in the Agreement.

                                      ARTICLE II

                                     DEFINITIONS

    The following terms shall have the following meanings when used in the
Agreement:

    2.1 Affiliate. The term "Affiliate" shall mean any one or more individuals or entities which control, are controlled by, or are under common control with the Manager or Owner.

    2.2 Agreement. The terms "Agreement" and "this Agreement" shall mean this Management Services Agreement between Owner and Manager, and any amendments thereto as may be from time to time agreed to in writing by the parties.

    2.3 Commencement of Management Services. The term "Commencement of Management Services" shall mean that date when this Agreement is executed.

    2.4 Facility. The term "Facility" shall mean the assisted living facility located in Lewiston, Idaho and, if incorporated by Owner, any other property near or adjacent to the Facility which may be used in conjunction with the Facility.

    2.5 Facility Expense. The term "Facility Expense" shall mean an expense directly related to the operating costs and staffing of the Facility, which expenses and payment of expenses shall be administered by the Manager from the Facility's income derived as further set forth herein.

    2.6 Management Fee. The term "Management Fee" shall mean the fee provided for in Article VI hereof.

    2.7 Management Services. The term "Management Services" shall mean the Managerial and personnel administration services described in Articles V, VII, VIII, IX, X, and XIII hereof in particular, and in any other section of this Agreement, all as are authorized and approved by Owner.

    2.8 Manager. The term "Manager" shall mean Greenbriar Corporation, a Nevada corporation, or its assigns as set forth in Article XIV, paragraph 14.9.

    2.11 Operating Year. The term "Operating Year" shall mean the year commencing on the date hereof.

    2.12 Revenues. The term "Revenues" shall mean all monies received by Manager from or on behalf of Residents and/or fees for ancillary services provided to such Residents by Manager or Manager's employees, including any community fee, with the exception of any pass-through fees and any escrow monies held for the residents by the Manager. Any community fees or deposits which are refunded to a resident shall be credited against revenues during the month in which such refunds are made. Revenues shall also mean proceeds from rental interruption insurance actually received and all applicable miscellaneous revenues, such as that from vending machines.

    2.13 State.    The term "State" shall mean the State of ____, and any
regulatory agencies with overview authority or other authority over the Facility, unless otherwise specifically indicated.

    2.14 Term.     The initial term of this Agreement shall be the period
beginning on the date this Agreement is executed and shall continue until terminated as set forth in Article III below (the "Term").


                                     ARTICLE III

                               TERMINATION OF AGREEMENT

    3.1 Termination. Manager may terminate, subject to the provisions of Section

4.4, if Owner defaults under any material provision of this Agreement as set forth in Article IV and Article IX. Owner may terminate this Agreement sooner if Manager defaults under any material provision of this Agreement as set forth in Article IV. This Agreement may also be terminated sooner by Owner without penalty if Manager causes, or through its omissions permits, the licenses for operation of the Facility to at any time be suspended, terminated or revoked resulting in cessation of operations for more than 30 days at the Facility. Owner may terminate this Agreement in the event of the institution of bankruptcy proceedings on behalf of Manager.

    If any of these events occur, Manager shall be entitled to any fees provided for herein which are earned as of the date of termination subject to any claims or offsets of Owner. Manager shall turn over to Owner all funds in any account maintained by or on behalf of Owner. Manager shall turn over to Owner all books and records relating to the Facility and all files relating to the Facility.

    3.2 Termination without Cause. Either party may terminate this Agreement on 60-days prior written notice to the other.

                                      ARTICLE IV

                                       DEFAULTS

    4.1 Default by Manager. Manager shall be deemed to be in default under this Agreement in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of ten (10) days after written notice thereof by Owner to Manager in case of monetary defaults or for a period of thirty (30) days after written notice thereof by Owner to Manager in the case of non-monetary defaults or, if such non-monetary default cannot be cured within such thirty (30) day period, then an additional thirty (30) day period, provided Manager is capable of curing same, has proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion.

    4.2  Default by Owner.    Owner shall be deemed to be in default hereunder
in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such default shall continue for a period of ten (10) days after written notice thereof by Manager to Owner in case of monetary defaults or for a period of thirty (30) days after written notice thereof by Manager to Owner in the case of non-monetary defaults, or, if such default cannot be cured within such thirty (30) day period, then an additional period of thirty (30) days, provided that Owner is capable of curing same, has proceeded to commence cure of such default within said period, and therefore diligently prosecutes the cure to completion.

    4.3 Remedies of Owner. Upon the occurrence of an event of default by Manager as specified in Section 4.1 of this Agreement and expiration of any applicable cure period provided by this Agreement, Owner shall be entitled to terminate this Agreement, to remove Manager from the day-to-day management of the Facility and replace Manager and otherwise to exercise all of its rights at law or in equity.

    4.4 Remedies of Manager. Upon the occurrence of an event of default by Owner as specified in Section 4.2 of this Agreement and the expiration of any applicable cure period provided by this Agreement, Manager shall be entitled to terminate this Agreement and to exercise all of its rights at law or in equity.

    4.5  No Waiver of Default.   The failure of Owner or Manager to seek
remedy for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by Owner or Manager which would have originally constituted a violation of this Agreement by Owner or Manager, from having all the force and effect of an original violation. Owner or Manager may waive any breach or threatened breach by Owner or Manager or any term or condition herein contained. The failure by Owner or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Owner or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Owner or Manager, shall be deemed to be in exclusion of any right or remedy of Owner or Manager.

    4.7 Covenant of Owner. Owner shall fund the Facility consistent with the funding described in the Approved Budget( as herein after defined).


                                      ARTICLE V

                             DUTIES AND RIGHTS OF MANAGER

    5.1  Management Services Duties.   As Manager of the Facility, Manager
shall implement all aspects of the operation of the Facility in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities. In addition to any other duties set forth in this Agreement, Manager shall:

         A. Enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance, service and insurance of the Facility (including but not limited to food procurement, trash removal, pest control and elevator maintenance) and, subject to adequate funds being available, pay the costs of all such services when due. Manager shall not: enter into any agreement, contract or lease unless it is provided for in the Approved Budget, except that Manager may enter into agreements not provided for in the Approved Budget which, in the aggregate, impose monetary obligations on the Owner not in excess of $5,000.00 in any one Operating Year or which are approved in writing by Owner and for which Owner has provided sufficient fund to cover any shortfall in the Approved Budget.

         B. Purchase such inventories, provisions, food, supplies and other expendable items as are necessary and consistent with the Approved Budget to operate and maintain the Facility in a proper manner and store the same at the Facility.

         C. Maintain all permits, licenses and documentation necessary for the operation of the Facility. Manager shall provide, at no additional cost to Owner, all required preparation of documents, records and filings necessary to acquire, maintain and renew all necessary licenses and permits for the Facility and shall assist Owner in processing applications for such licenses and permits. Any fees due for the filing of applicable licenses shall be a Facility Expense.

         D. Provide care to Residents of the Facility as provided for in the resident agreement agreed to by the parties consistent with the Approved Budget.

         E. In addition to any specific obligations set forth herein, Manager shall do all things necessary to manage and administer the day-to-day operations of the Facility consistent with the Approved Budget.

    5.2 Personnel Administration. The personnel at the Facility shall be employed by Manager. Manager shall be responsible for recruiting, hiring, training, promoting, assigning, supervising and discharging the personnel of the Facility and shall be responsible for the formulation, implementation, modification and administration of wage scales, rates of compensation, employee insurance, employee taxes, in-service training, attendance at seminars or conferences, staffing schedules, job descriptions and personnel policies with respect to the personnel of the Facility in accordance with the Approved Budget. Manager shall ensure that all employees are properly licensed by the applicable authorities. All expenses of Manager's employees utilized in managing the Facility, including but not limited to salaries, wages, benefits, vacations, and employment taxes, shall be a Facility expense and shall be paid by Owner in accordance with the Approved Budget.

    5.3 Purchasing. Manager shall use, on behalf of the Facility, such purchasing systems and procedures developed by or otherwise available to Manager for all items that are consistent with the Approved Budget. In furtherance thereof, Manager shall utilize, to the extent that they offer competitive prices, any national purchasing contracts that Manager may from time to time have in effect with suppliers of equipment supplies provided that the cost of such goods to the facility shall be no higher than the cost paid by any other facility owned or managed by Manager or its affiliates. Manager shall not enter into any purchase or service contract not generally contained within the Approved Budget, without the prior written consent of Owner. Any purchase by Manager made pursuant to or otherwise ancillary to this Agreement and made in compliance with the terms of this Agreement shall be made with Manager acting as agent for and at the expense of the Facility or Owner. Manager shall indemnify and hold Owner harmless for any liabilities or obligations arising from any purchase made by Manager which does not comply with the Approved Budget or violate the conflict of interest provisions set forth below. Manager shall fully disclose to Owner any interest of Manager and/or Affiliate in any vendor and Manager shall establish to Owner's reasonable satisfaction that the purchase or contract was made after a competitive selection process and at a fair market price.

    5.4  Leases.   Manager shall submit any forms of resident agreements,
leases or other occupancy agreements used in the leasing of the Facility for Owner's approval before they are used by Manager. Manager shall act as agent for Owner in executing resident agreements, leases and occupancy agreements, but Manager shall not enter into such agreement or lease for a duration of more than one year without the prior consent of Owner. Manager will be responsible for formulating and implementing procedures for all resident agreements, leases or other occupancy agreements. All leases shall contain rents consistent with the Approved Budget except as otherwise authorized by Owner in writing.

    5.5 Maintenance and Repair. Manager shall make, install, or cause to be made or installed, as a Facility Expense and in the name of Owner, all necessary and proper repairs, replacements, additions, and improvements in and to the Facility, its furnishings and equipment, in order to best keep and maintain the same in good repair, working order, and condition. Any repairs, replacements, additions or improvements that Manager determines will exceed the budgeted amounts in the Approved Budget shall be submitted to Owner for prior approval.

                                      ARTICLE VI

                                   MANAGEMENT FEES

    6.1 Management Services Fee.

         A.   Operating Period.   During all Operating Years as compensation
    for all services rendered by Manager in accordance with this Agreement inclusive, Owner shall pay Manager on a monthly basis in arrears a management fee equal to 6% of Revenues. The Manager shall be permitted to withdraw the sums due from the Facility's account for such Fees on the first day of each month based on Manager's estimated amount of such Fees using the prior month's fee. After the close of each calendar month, the Manager shall send Owner and the Owner's accountant an invoice for the Management Fee payable under this subparagraph 6.1(A) for such month, accompanied by supporting calculations and records showing Revenues, cash receipts, and the number of Residents for such month. Owner shall have five
    (5) days to object to the calculations in writing, by sending a notice to Manager specifying the grounds for the objection. If Owner objects, the parties shall resolve the dispute within five (5) days of the date of such objection or submit the matter to binding arbitration pursuant to the provisions of this Agreement.

         B.   No Other Compensation Due.   Except for the compensation
    described above, the Manager shall not be entitled to any other compensation or reimbursement from the Owner for any Management Services to be provided by Manager under this Agreement.

                                     ARTICLE VII

                   OPERATING PROFITS, CREDITS AND COLLECTIONS, AND
                PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

    7.1 Operating Profits. Manager shall be responsible for collecting all revenues and fees billed to Residents and for paying Facility Expenses as agreed in the Approved Budget. The Management Fee will be deducted from the Revenues as a

Facility Expense.

    7.2 Credits and Collections. Manager shall install credit and collection policies and procedures, and Manager shall institute reasonable steps necessary to effectuate monthly billing by the Facility, and the collection of accounts and monies owed to the Facility. This also includes the institution of legal proceedings in the name of Owner, Manager and/or the Facility, if necessary, and authorized by Owner in writing after Manager has made its best efforts to collect such accounts, and the enforcement of the rights of Owner as creditor under any contract in connection with the rendering of any service or the purchase of any goods. Any and all unreimbursed costs and/or fees charged by a third party in connection with the collections and/or enforcement set forth in this Section whose retention has been authorized by Owner shall be a Facility Expense.

    7.3 Depositories for Funds. Manager shall maintain accounts and investments in such banks, savings and loan associations, and other financial institutions as reasonably directed by Owner. These accounts shall be in the Facility's name. Subject to the terms of this Agreement, including those relating to the Approved Budget, Manager shall be authorized to access the accounts without the approval of Owner. These accounts shall be segregated from any other Manager's accounts and investments. Distributions shall be made to Owner in the maximum amounts and with the maximum frequency permitted by the applicable regulations and subject to the Approved Budget and any amendments thereto. In the event this Agreement is terminated, Manager shall not make any withdrawal or payment from any depository holding the Facility funds, and its access to any Facility accounts shall be deemed irrevocably terminated.

                                     ARTICLE VIII

                                  FINANCIAL RECORDS

    8.1 Accounting and Financial Records. Manager shall, at its own expense, establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Facility, including payroll, accounts receivable and accounts payable, and shall prepare a monthly profit and loss report for Owner within approximately twenty (20) days of month end. Such records shall be on an accrual basis and in accordance with generally accepted accounting principles and shall compare monthly and year to date amounts with Approved Budgets. The Manager will cooperate with the Owner's accountant in formulating accounting and financial reporting procedures and at accountant's request, will furnish all back-up documentation for profit and loss reports furnished hereunder.

    8.2  Reports.   In addition to the monthly profit and loss report, required pursuant to Sections 7.1 and 8.1, Manager shall keep Owner informed as to the financial status, condition, and operation of the Facility and as to any State or local reporting requirements in connection with the licenses and permits necessary for Manager to operate the Facility, with written reports and such other or special reports as Manager may from time to time determine are necessary. In addition, Manager shall provide Owner with all standard reports which Manager usually generates at other facilities which it owns or operates.

    8.3 Access. Owner shall have the right at all reasonable times, during normal business hours, to audit, examine, and make copies of books of account maintained by Manager with respect to the Facility. Such right may be exercised through any agent or employee designated by Owner or by an independent public accountant designated by Owner. Further, at the end of the Term of this Agreement, or upon other termination of this Agreement, as provided herein, originals of all books and records kept for the Facility, including all records kept on electronic media, and accounts and funds belonging to the Facility, are to be promptly delivered to Owner.

                                      ARTICLE IX

                                        BUDGET

    Manager will prepare a draft annual operating budget based on Manager's experience in operating similar facilities. The draft budget will be presented to Owner thirty (30) days prior to the commencement of any term or renewal term under this Agreement for Owner's approval which shall not be unreasonably withheld. In the event Owner has not notified Manager of Owner's objections within ten (10) days of commencement of the term to which the draft budget applies, the budget will be deemed not approved. Upon approval by Owner the draft budget or an approved revision thereof shall be the Approved Budget for purposes of this Agreement. Mid-term adjustments will be developed by Manager if experience is significantly different than budgeted and a mid-term budget will be present to Owner for approval in the same manner as the original budget

    In the event either party believes that the Approved Budget for an Operating Year should be modified, either may propose such a modification in writing no later than sixty (60) days before the commencement of such Operating Year.

                                      ARTICLE X

                               OTHER FINANCIAL MATTERS

    10.1 Employee Withholding. Manager shall comply with all applicable local, State and Federal requirements concerning the withholding of taxes from employee wages and sales taxes.

                                      ARTICLE XI

                                      INSURANCE

    11.1 Insurance Coverage. Manager shall obtain and carry professional liability insurance in its name for its operation of the Facility naming the Owner and, if required, any Mortgagee as additional insured with a carrier reasonably satisfactory to Owner licensed in the State of ____. Manager shall also obtain liability insurance for Owner in Owner's name. Subject to the provisions of any Mortgage for the Facility, Manager shall negotiate a contract or contracts for, and keep in full force and effect, all policies of property insurance of the type, extent, amount and cost of coverage which is consistent with sound management of the Facility, insuring Owner, Manager and the Facility against the risks customarily insured against for such a facility. The cost of such insurance, including the Facility's share of professional liability insurance, will be included in the Approved Budget as a Facility Expense. Such insurance shall include coverage for building and contents (full replacement value except excavation and foundation), comprehensive general liability in the amount of at least $1,000,000 combined single limit, overlying umbrella liability coverage in the amount of at least $5,000,000, comprehensive automobile liability in the amount of at least $1,000,000, statutory workers' compensation coverage in the amounts required by applicable laws and business interruption, all of which coverage shall name Manager and any lender as additional named insured to the extent their interests may appear. Manager shall timely provide Owner with a certificate or certificates issued by such insurers evidencing such insurance, which certificate or certificates shall be cancelable only upon not less than thirty (30) days prior written notice by the insurer to Manager and any Lender, and all policies will be written so as to provide notice to Owner prior to any action by the insurer to cancel the policy. Notwithstanding the foregoing, unemployment and workers' compensation insurance for employees of Owner shall be in Owner's name.

    11.2 Waiver of Subrogation. Owner and Manager each waive any right of recovery against each other for any claims that may be brought for any loss which is covered by insurance upon or relating to the Facility and the furnishings and equipment located at the Facility. This waiver of subrogation shall be valid and binding only in the event it is recognized and accepted by the insurance companies under the policies obtained pursuant to this Agreement. Each party further agrees that its sole source of reimbursement of loss or damages shall be the insurance proceeds of the policies to be provided under this Agreement, and that the other party shall not be liable for any damage or loss in excess of such insurance coverage.

                                     ARTICLE XII

                      LEGAL ACTIONS, GOVERNING LAW, ARBITRATION,
                          LIABILITY OF MANAGER AND INDEMNITY

    12.1 Legal Actions. Legal counsel for Manager and Owner shall cooperate in the defense or prosecution of any action affecting the Facility. Manager shall not institute or defend any legal action affecting the Facility without Owner's consent. Manager shall immediately forward all legal notices to Owner which relate to the Facility. Manager shall advise and assist Owner in instituting or defending any legal or regulatory action affecting the Facility, in the name of Facility, Owner and/or Manager. All legal fees and disbursements paid pursuant to a retainer agreement approved by Owner shall be a Facility Expense. Manager shall not be entitled to any additional compensation for performing its obligations under this Section. Notwithstanding the foregoing, neither Owner nor the Facility shall be responsible for any legal fees, disbursements, costs, judgments or settlements caused by acts or omissions of the Manager which constitute negligence, willful misconduct, a breach of this Agreement, or a breach of applicable laws or regulations; Manager will be responsible for such items. Manager shall assist Owner to take the acts necessary to protest or litigate to a final decision in any appropriate court or forum, as a Facility Expense, any violation, order, rule, or regulation affecting the Facility, except if such violation is due to the negligence or willful misconduct of Manager, in which case Manager will bear the expense. No legal action or proceeding brought against the Owner or the Facility may be settled without the approval of Owner. Owner shall have the absolute right to settle any action or proceeding brought against the Owner or the Facility on any terms.

    12.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement against the other party to this Agreement, the prevailing party shall be entitled to recover such legal expenses, including without limitation, reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

    12.3 Choice of Law and Venue. Whereas Manager's principal place of business is in the State of Texas, and the Facility is located in the State of ____, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of Texas, which shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding between the parties that may be brought, or arise out of, or in connection with, or by reason of this Agreement except for all arbitration proceedings which shall be conducted in Dallas, Texas.

    12.4 Liability of Manager.

         A. Standard of Care. Manager agrees to exercise, with respect to all services provided by Manager under or pursuant to this Agreement, due care, skill, and diligence and shall take all actions necessary for the maintenance of any license or permit required for the Facility.

         B.   Other Persons.   Manager shall not be responsible for the acts or
omissions of any of Owner's other contractors or any subcontractor, or any employees of Owner, or any persons representing Owner performing any services for or in connection with the Facility.

         C.   Non-Recourse.   In the event that Manager makes any claim against
Facility and Owner, Manager shall have no recourse to directors, officers, employees, and shareholders of the Owner.

    12.5 Indemnity.   Manager will defend, indemnify and hold Owner harmless
from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by Owner because of Manager's breach of this Agreement or because of legal actions or regulatory violations arising from Manager's negligence, fraud, willful misconduct or acts or omissions which violate or cause the Facility to violate any applicable law, regulation or ordinance or acts or omissions which violate this Agreement. Further, Manager will defend, at its own expense, any actions brought directly against Manager as a result of negligence in managing and/or operating the Facility. The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Owner will defend, indemnify, and hold Manager harmless, from and against any and all claims, expenses, losses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by Manager in connection with or related to the performance of Manager's duties under this Agreement or otherwise within the scope of the agency established by the parties to this Agreement, except this indemnity shall not apply to claims arising from Manager's acts or omissions which constitute negligence, willful misconduct, fraud, breach of applicable laws, regulations or ordinances or breach of this Agreement. The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by either Owner or Manager.

    12.6 Arbitration.   It is the mutual intent of the parties hereto to
establish procedures to facilitate the informal and inexpensive resolution of any disputes arising under this Agreement by mutual cooperation and without resort to litigation. Accordingly, any controversy, dispute, or claim arising out of or relating to this Agreement shall be resolved in accordance with the following procedures:

         A. The parties shall first attempt to negotiate a mutually satisfactory resolution to the dispute as follows:

              (1) The complaining party shall write a description of the alleged dispute, controversy, claim, or breach of contract (hereinafter "Dispute") and send it to the other party by certified or registered mail. This letter shall explain the nature of the Dispute and refer to the relevant section of the Agreement upon which the Dispute is based. The complaining party shall also set forth a proposed solution to the Dispute, including a specific time frame within which the parties must act.

              (2) The party receiving the letter must respond in writing within ten (10) days with an explanation, including references to the relevant parts of the Contract and a response to the proposed solution.

              (3) Within ten (10) day of receipt of this response, the parties must meet and discuss options for resolving the Dispute. The complaining party must initiate the scheduling of this resolution meeting.

         B. If the parties are unable to satisfactorily resolve the Dispute through negotiation, a mediation must be held within thirty (30) days of an unsuccessful resolution meeting. The mediation will be held at the Dallas office of Judicial Arbitration & Mediation Service, Inc. (J.A.M.S.). The complaining party must contact J.A.M.S. to schedule the mediation. The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available jurists and each party may strike one. The remaining jurist will serve as the mediator.

         C. If the Dispute is not settled by mediation, the parties agree to submit the Dispute to J.A.M.S. for binding arbitration. The parties may agree on a jurist from the J.A.M.S. panel. The aggrieved party may initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail to all parties and to J.A.M.S. The notice must contain a description of the Dispute, the amount involved, and the remedy sought. If the parties are unable to agree on an arbitrator, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining jurist will serve as the arbitrator. If the parties agree, the jurist that serves as the mediator may serve as the arbitrator. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement, provided by J.A.M.S., setting forth the rules and procedures to be followed at the arbitration hearing. If the parties cannot agree on rules and procedures to be followed at the arbitration hearing, the arbitrator shall establish the rules and procedures. The parties agree that arbitration must be initiated within one year after the claimed breach occurred and that the failure to initiate arbitration within the one-year period constitutes an absolute bar to the institution of any new proceedings. Any judgment or award entered by the arbitrator may be entered on an ex parte basis in the Dallas County Courts or any other court having jurisdiction over the party against whom the award is entered and enforced according to the terms of the judgment or award. The venue of all hearings shall be in Dallas, County, Texas.

         D. If J.A.M.S. does not exist at the time a Dispute arises in connection with this Agreement, these provisions shall continue in full force and effect, subject to the following changes: In the event the parties are unable to agree upon a mediator or alternative mediation service, the mediation provision shall become null and void. If the parties are then unable to agree upon an arbitrator or alternative arbitration service, the arbitration provisions of this Section shall be fully enforceable, with Dallas County Courts having jurisdiction to appoint a single arbitrator to arbitrate the Dispute.

         E. In the event it is necessary for any party hereto, or its authorized representative, successor, or permitted assign, to institute suit or begin arbitration proceedings in connection with this Agreement or the breach thereof, the prevailing party in such suit or proceeding shall be entitled to reimbursement for its reasonable costs, expenses, and attorneys' fees incurred, including costs, expenses, and attorneys' fees incurred on appeal or in enforcing any arbitration award or judgment.

         F. Notwithstanding the foregoing, either party shall have the right to appeal the award of any arbitrator in the event that such award is made contrary to applicable law.

                                     ARTICLE XIII

                       REGULATORY AND CONTRACTUAL REQUIREMENTS

    13.1 Regulatory and Contractual Requirements.   Manager shall cause all
things to be done in and about the Facility reasonably necessary to comply with the requirements of any applicable constitution, statute, ordinance, law, rule, regulation, or order of any governmental or quasi-governmental regulatory body or agency, or board of fire underwriters respecting the use of the Facility or the construction, maintenance, or operation thereof. Manager shall take all necessary actions to maintain all federal, State and county permits and licenses needed for its management. Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by the State.

                                     ARTICLE XIV

                               MISCELLANEOUS PROVISIONS

    14.1 Additional Assurances.   The provisions of this Agreement shall be
self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the party requested shall execute such additional instruments and take such additional acts as the requesting party may deem necessary to effectuate this Agreement.

    14.2 Consents, Approval and Discretion. Except as expressly provided herein to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised, in good faith.

    14.3 No Brokerage.   Each party represents to the other that it has not
engaged a broker in connection with this transaction, and agrees to defend, indemnify, and hold the other party harmless from any claim made by a broker through the indemnifying party.

    14.4 Notices.    All notices, demands, consents, approvals, and requests
given by either party to the other hereunder shall be in writing and shall be sent by hand, by overnight courier, or by registered or certified mail, postage prepaid, to the parties at the following addresses:

              Owner:    Residential Healthcare Properties, Inc.
                        4265 Kellway Circle
                        Addison, Texas 75244-2033
                        Attn:_______________


              Manager:  Greenbriar Corporation
                        4265 Kellway Circle
                        Addison, Texas 75244-2033
                        Attention: ______________

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

    14.5 Severability.   If any term or provision of this Agreement or the
application
thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

    14.6 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

    14.7 Division and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

    14.8 Right to Perform. In the event that Owner or Manager shall fail to perform any duty or fulfill any obligation hereunder to the material detriment of the other, Owner or Manager, in addition to any rights or remedies available to it under law, shall have the right, but not the obligation to perform any such duty or fulfill any such obligation, but in no way obligating the party beyond any termination period allowable hereunder.

    14.9 Assignment by Manager. Manager shall not assign its rights or obligations under this Agreement without Owner's consent which may be withheld by Owner in its discretion, provided, however, Manager, shall have the right to assign its rights and obligations under this Agreement to an Affiliate that is a wholly-owned subsidiary of Greenbriar Corporation.

    14.10 Assignment by Owner. Owner shall have the right to sell, lease and convey the Facility, or any portion thereof, without the consent of Manager. Any party to which the Facility, or any portion thereof, is conveyed shall agree in writing to be bound by the terms of this Agreement and shall assume Owner's obligations hereunder.

    14.11 Entire Agreement/Amendment. With respect to the subject matter hereof, this Agreement supersedes all previous contracts and constitutes the entire Agreement between the parties, and no party shall be entitled to benefits other than those specified herein. As between the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

All prior representationsor agreements not expressly incorporated herein, whether written or verbal, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized offices, all as of the day and year first above written.

WITNESS/ATTEST:

                             Manager:

[signature]                  Greenbriar Corporation

                             By:       [signature]

                             Name:

                             Title:    President

WITNESS/ATTEST:              Owner:

                             Residential Healthcare Properties, Inc.

[signature]                  By:       [signature]]

                             Name:

                             Title: